Exhibit 21
PHI, Inc.
Subsidiaries of the Registrant at December 31, 2006

	PLACE OF	% OF VOTING
COMPANY	INCORPORATION	STOCK OWNED
International Helicopter Transport, Inc.	Louisiana	100%
PHI Tech Services, Inc.	Louisiana	100%
Air Evac Services, Inc.	Louisiana	100%
PHI Air Medical Services, Inc.	Louisiana	100%
Petroleum Helicopters International, Inc.	Louisiana	100%
Helicopter Management, LLC	Louisiana	100%
Helicopter Leasing, LLC	Louisiana	100%
HELEX, LLC	Florida	100%
Sky Leasing	Montana	100%
Petroleum Helicopters Angola Limitada	Angola	49%
PHI International, LTD	Cayman	100%
Energy Risk LTD	Bermuda	100%